EXHIBIT 5.1

March 9, 2015

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Imperva, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 9, 2015 in connection with the registration under the Securities Act of 1933, as amended, of the proposed issuance and sale, from time to time, by the Company of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”). The Company proposes to sell an aggregate of up to 3,450,000 shares of Common Stock (the “Shares”) under the Registration Statement in an underwritten offering.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the documents described on Exhibit A attached hereto (which is incorporated herein by reference). Capitalized terms used but not defined in the body of this letter have the meanings given to such terms on Exhibit A hereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

As to matters of fact relevant to this opinion, we have relied upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law. Without limitation, we express no opinion with respect to the federal laws of the United States of America or the securities or “blue sky” laws of any state.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company in the Opinion Certificate.

In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, (a) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to all the shares of Stock and the Registration Statement will not have been modified or rescinded and (b) there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon and subject to the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) the up to 3,450,000 shares of Stock to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Company’s Board of Directors (the “Board”) and the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above and is based solely on our understanding of facts in existence as of such date. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,
FENWICK & WEST LLP

By:	/s/ David A. Bell
David A. Bell, a Partner

Attachment: Exhibit A

EXHIBIT A to

Legal Opinion Regarding S-3 Registration Statement of Imperva, Inc. (the “Opinion Letter”)

Capitalized terms used but not defined in this Exhibit A have the meanings defined for such terms in the Opinion Letter to which this Exhibit A is attached. As used herein, the term the “Company” means Imperva, Inc., a Delaware corporation.

(1)	The Company’s Restated Certificate of Incorporation, filed with and certified by the Delaware Secretary of State on November 14, 2011 (the “Restated Certificate”);

(2)	The Company’s Amended and Restated Bylaws, adopted by the Board of Directors of the Company (the “Board”) on February 11, 2014 and certified by the Company to us in the Opinion Certificate as the currently effective bylaws of the Company (the “Bylaws”);

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	The preliminary prospectus prepared in connection with the Registration Statement (the “Prospectus);

(5)	Minutes of meetings and actions by written consent of the Board and the Company’s stockholders at which, or pursuant to which, the Restated Certificate and the Bylaws were approved;

(6)	Minutes of meetings and actions by written consent of the Board at which, or pursuant to which, (a) the Registration Statement was approved, (b) the authorization, sale and issuance of the Shares was approved and (c) the filing of the Registration Statement was approved;

(7)	The verification by the Company’s transfer agent as to the number of the Company’s authorized, issued and outstanding shares of its capital stock as of March 6, 2015;

(8)	A Certificate of Good Standing issued with respect to the Company by the Secretary of State of the State of Delaware dated March 9, 2015, stating that the Company is duly incorporated and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(9)	An Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).